Exhibit 99.c1(a)

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 2-81243 on Form S-6 of Pruco Life of New Jersey Variable Insurance Account of Pruco Life Insurance Company of New Jersey (1) of our report dated February 15, 1996, relating to the financial statements of Pruco Life of New Jersey Variable Insurance Account, and (2) of our report dated December 19, 1996, relating to the financial statements of Pruco Life Insurance Company of New Jersey appearing in the Prospectus, which is part of such Registration Statement, and (3) to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE, LLP

Parsippany, New Jersey
April 24, 1998




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